EXHIBIT 4(N)

                  GUARANTEED MINIMUM WITHDRAWAL RIDER FOR LIFE

CONTRACT NUMBER:                                    [SPECIMEN - RESET]
RIDER EFFECTIVE DATE:                               [MARCH, 2005]
OPTION ELECTED:                                     [SINGLE LIFE OPTION]
COVERED PERSON(S):                                  [JOHN DOE]
COVERED PERSON(S) DATE OF BIRTH:                    [08/05/1970]

The Rider Effective Date is the date this rider is issued for attachment to Your Contract/Certificate (hereinafter collectively referred to as the Contract). This rider is effective during the accumulation phase of the Contract. This rider cannot be cancelled after the Rider Effective Date, unless the rider is terminated for the reasons described below under the Rider Termination provision. Loans will not be allowed under Your Contract once this rider is effective. Except where this rider provides otherwise, it is subject to all the conditions and limitations of the Contract.

SUMMARY OF BENEFITS

This rider provides a guaranteed minimum withdrawal benefit that gives You the right to make periodic partial surrenders/withdrawals (hereinafter referred to as partial withdrawals) as long as You (or You or Your spouse if the Contract falls under the Joint Life Option described below) live, as described below, even if Your Contract Value reduces to zero. Under this rider, up to and including the Contract Date Anniversary immediately following Your 85th birthday (or the latest of Your or Your spouse's 85th birthday if Joint Life Option), Your benefit may automatically reset as described under the section entitled "Reset of the RBB, AWB and LWB". We may modify the charge for this rider upon automatic reset, as described under the "Rider Charge" section.

Rider Effective Date Anniversary

Definition: A Rider Effective Date Anniversary is defined as the yearly recurrence of the Rider Effective Date.

JOINT LIFE AND SINGLE LIFE OPTION

Definition: A Contract falls under the Joint Life Option if You select the Joint Life Option, if available, upon Rider Effective Date and You or Your spouse are joint owners or You designate Your spouse as sole beneficiary of the Contract making You and Your spouse the Covered Person under this rider. Otherwise, Your Contract falls under the Single Life Option and You, alone, will be the Covered Person under this rider. You may not elect the Joint Life Option if there is a joint owner of this Contract who is not Your spouse. If the Joint Life Option is selected, income is guaranteed over Your life and Your spouse's life and the age of the youngest spouse will be used for determination of the Lifetime Withdrawal Benefit. Under the Single Life Option, if there are joint owners under the Contract, the oldest joint owner will be the Covered Person under this rider and will be the person referred to as "You/Your" for purposes of this rider. Where there is a non-natural owner, the Annuitant will be treated as the owner/Covered Person and will be the person referred to as "You/Your" for the purposes of this rider.

REMAINING BENEFIT BASE

Definition: The Remaining Benefit Base (RBB) at any time is the total guaranteed amount available for future partial withdrawals under this rider. However, at any time You may withdraw an amount up to Your Contract Value, subject to the provisions of this rider and Your Contract.

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At any time, Your RBB is subject to a maximum RBB of $5,000,000. For the purpose of determining the maximum RBB under this rider, We reserve the right to treat one or more deferred variable annuity Contracts issued by Us to You with this rider attached in the same calendar year as one Contract.

Your RBB is determined/recalculated at specified times as described below:

INITIAL RBB

The initial RBB equals the initial Purchase Payment at the Rider Effective Date. If the Rider Effective date is later than the Contract Date, then the initial RBB equals the Contract Value of the Rider Effective Date, less any Purchase Payment Credits applied within 12 months prior to the Rider Effective Date.

WHEN A SUBSEQUENT PURCHASE PAYMENT IS MADE

Upon each subsequent Purchase Payment made on or prior to the second Rider Effective Date Anniversary, the RBB is recalculated to equal the sum of the RBB immediately prior to receipt of the subsequent Purchase Payment plus 100% of the subsequent Purchase Payment not including Purchase Payment Credits, if any. Purchase Payments made after the second Rider Effective Date Anniversary will not be included in the RBB.

WHEN A PARTIAL WITHDRAWAL IS MADE

Whenever a partial withdrawal is made, the RBB will be recalculated and will equal the amount determined in either (a) or (b) as follows:

      (a) the RBB will be recalculated to equal the RBB immediately prior to the partial withdrawal, less the amount of the partial withdrawal if the total amount of all partial withdrawals taken since the most recent Rider Effective Date Anniversary, including the current partial withdrawal, is equal to or less than the Lifetime Withdrawal Benefit (Annual Withdrawal Benefit if prior to the Minimum Lifetime Income Age) immediately prior to the partial withdrawal.

      (b) the RBB will be recalculated and subject to a Partial Withdrawal Reduction (defined below) if the total amount of all partial withdrawals taken since the most recent Rider Effective Date Anniversary, including the current partial withdrawal, exceeds the Lifetime Withdrawal Benefit (Annual Withdrawal Benefit if prior to the Minimum Lifetime Income Age) immediately prior to the withdrawal.

The Partial Withdrawal Reduction will be the greater of A) the dollar amount withdrawn, or, B) an amount equal to 1) the RBB in effect immediately prior to the reduction for the partial withdrawal, multiplied by 2) the amount of the partial withdrawal divided by 3) the Contract Value immediately prior to the partial withdrawal, less any Purchase Payment Credits defined under the Contract received within the 12 months prior to that withdrawal.

For purposes of this rider, the term "partial withdrawal" includes any applicable contingent deferred sales charges/amounts deducted on surrender and taxes.

ANNUAL WITHDRAWAL BENEFIT

Definition: The Annual Withdrawal Benefit (AWB) is the maximum amount available for withdrawal in each 12 month period beginning on the Rider Effective Date and each subsequent Rider Effective Date Anniversary until the RBB is depleted, without incurring a Partial Withdrawal Reduction to the AWB. If You choose to receive only a portion of, or none of, Your AWB in each 12 month period beginning on the Rider Effective Date and each subsequent Rider Effective Date Anniversary, Your AWB will not be increased, as the AWB is not cumulative from year to year. If You are making

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withdrawals that are subject to a Tax-Qualified Distribution Program (described below), You may be allowed to make withdrawals that exceed the AWB without incurring a Partial Withdrawal Reduction to the AWB.

Your AWB is determined/recalculated at specified times as described below:

INITIAL AWB:

Your initial AWB will be determined at the time of the first partial withdrawal taken under the Contract.

If Your Contract falls under the Single Life Option, Your initial AWB will equal 5% of the RBB immediately prior to the first partial withdrawal, if the first partial withdrawal is taken prior to the fifth Rider Effective Date Anniversary. The initial AWB will equal 6% of Your RBB immediately prior to the first partial withdrawal, if the first partial withdrawal is taken prior to the [tenth], but on or after the fifth Rider Effective Date Anniversary. The initial AWB will equal 7% of Your RBB immediately prior to the first partial withdrawal, if the first partial withdrawal is taken on or after the tenth Rider Effective Date Anniversary.

If Your Contract falls under the Joint Life Option, Your initial AWB will equal 5% of the RBB immediately prior to the first partial withdrawal, if the first partial withdrawal is taken prior to the eighth Rider Effective Date Anniversary. The initial AWB will equal 6% of Your RBB immediately prior to the first partial withdrawal, if the first partial withdrawal is taken prior to the fifteenth, but on or after the eighth Rider Effective Date Anniversary. The initial AWB will equal 7% of Your RBB immediately prior to the first partial withdrawal, if the first partial withdrawal is taken on or after the fifteenth Rider Effective Date Anniversary.

WHEN A SUBSEQUENT PURCHASE PAYMENT IS MADE AFTER THE FIRST PARTIAL WITHDRAWAL:

Upon each subsequent Purchase Payment after the first partial withdrawal but on or prior to the second Rider Effective Date Anniversary, the AWB is recalculated and is equal to the sum of the AWB immediately prior to receipt of the subsequent Purchase Payment, plus a percentage of the subsequent Purchase Payment. The percentage of the subsequent Purchase Payment will equal the percentage of the RBB (e.g. 5%) used in determining the initial AWB. We will not include the subsequent Purchase Payment in the calculation of the AWB, if that Purchase Payment is not included in the calculation of the RBB.

WHEN A PARTIAL WITHDRAWAL IS MADE UNDER THE AWB:

Whenever a partial withdrawal is made, the AWB will be equal to the amount determined in either (a) or (b) as follows:

      (a) If the total amount of all partial withdrawals taken since the most recent Rider Effective Date Anniversary, including the current partial withdrawal, is equal to or less than the AWB immediately prior to the partial withdrawal, the AWB will not be recalculated.

      (b) If the total amount of partial withdrawals taken since the most recent Rider Effective Date Anniversary, including the current partial withdrawal, exceeds the AWB immediately prior to the withdrawal, the AWB will be recalculated by reducing it by a Partial Withdrawal Reduction as described below:

The Partial Withdrawal Reduction is equal to 1) the AWB in effect immediately prior to the reduction for partial withdrawal, multiplied by 2) the RBB immediately after the withdrawal divided by 3) the RBB immediately prior to the partial withdrawal.

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We will not apply any withdrawal charges for partial withdrawals that exceed the
Free Withdrawal Allowance but are less than or equal to the AWB (or amount taken under a Tax-Qualified Distribution Program, if applicable).

LIFETIME WITHDRAWAL BENEFIT

Definition: The Lifetime Withdrawal Benefit (LWB) is the maximum amount available for withdrawal in each 12 month period beginning on the Rider Effective Date and each subsequent Rider Effective Date Anniversary and first becomes available on the later of the Rider Effective Date Anniversary immediately following the attainment of the Minimum Lifetime Income Age by You (or the youngest age of You or Your spouse under the Joint Life Option) or at the time of the first withdrawal, and ending upon Your death (or the last death of You and Your spouse under the Joint Life Option), without incurring a Partial Withdrawal Reduction to the LWB. If the Minimum Lifetime Income Age has been attained on or prior to the Rider Effective Date, than the LWB first becomes available at the time of the first withdrawal. The Minimum Lifetime Income Age is age 59 1/2 for Contracts issued under the Single Life Option and 65 for Contracts issued under the Joint Life Option. Note, under the Joint Life Option, if the youngest Covered Person dies before attainment of the Minimum Lifetime Income Age, then the Minimum Lifetime Income Age will be based on the date that the deceased Covered Person would have turned 65. If You choose to receive only a portion of, or none of, Your LWB in each 12 month period beginning on the Rider Effective Date and each subsequent Rider Effective Date Anniversary, Your LWB will not be increased, as the LWB is not cumulative from year to year. If You are making withdrawals that are subject to a Tax-Qualified Distribution Program (described below), You may be allowed to make withdrawals that exceed the LWB without incurring a Partial Withdrawal Reduction to the LWB.

Your LWB is determined/recalculated at specified times as described below:

INITIAL LWB:

Your initial LWB will be determined on the later of the Rider Effective Date Anniversary following the attainment of the Minimum Lifetime Income Age or the time of Your first withdrawal.

Your initial LWB percentage will be determined in the same way as the initial AWB percentage is determined above and then applied to the RBB at the time of the initial LWB determination.

WHEN A SUBSEQUENT PURCHASE PAYMENT IS MADE AFTER THE FIRST PARTIAL WITHDRAWAL:

Upon each subsequent Purchase Payment after the first partial withdrawal but on or prior to the second Rider Effective Date Anniversary, the LWB is recalculated and is equal to the sum of the LWB immediately prior to receipt of the subsequent Purchase Payment, plus a percentage of the subsequent Purchase Payment. The percentage of the subsequent Purchase Payment will equal the percentage of the RBB (e.g. 5%) used in determining the initial LWB. We will not include the subsequent Purchase Payment in the calculation of the LWB, if that Purchase Payment is not included in the calculation of the RBB.

WHEN A PARTIAL WITHDRAWAL IS MADE UNDER THE LWB:

Whenever a partial withdrawal is made, the LWB will be equal to the amount determined in either (a) or (b) as follows:

      (a) If the total amount of all partial withdrawals taken since the most recent Rider Effective Date Anniversary, including the current partial withdrawal, is equal to or less than the LWB immediately prior to the partial withdrawal, the LWB will not be recalculated.

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      (b)   If the total amount of partial withdrawals taken since the most recent Rider Effective Date Anniversary, including the current partial withdrawal, exceeds the LWB immediately prior to the withdrawal, the LWB will be recalculated by reducing it by a Partial Withdrawal Reduction as described below:

The Partial Withdrawal Reduction is equal to 1) the LWB in effect immediately prior to the reduction for partial withdrawal, multiplied by 2) the RBB immediately after the withdrawal divided by 3) the RBB immediately prior to the partial withdrawal.

If You start taking withdrawals prior to the Minimum Lifetime Income Age, the initial amount of the LWB may be less than the AWB. In addition, on or after the Minimum Lifetime Income Age, You may take withdrawals equal to either the LWB, AWB or any amount You choose, however, if You take withdrawals in excess of the LWB, Your RBB and LWB are subject to the Partial Withdrawal Reduction defined above even if the amount You withdraw is less than or equal to the AWB.

We will not apply any withdrawal charge for partial withdrawals that exceed any Free Withdrawal Allowance but are less than or equal to the LWB (or amount taken under a Tax-Qualified Distribution Program, if applicable).

TAX-QUALIFIED DISTRIBUTION PROGRAMS

Subject to the limitations described below, withdrawals made pursuant to one of the following Tax-Qualified Distribution Programs will not result in a Partial Withdrawal Reduction to the RBB, AWB and LWB as described in the RBB, AWB and LWB sections of this rider. Each withdrawal will reduce the RBB by the amount of the withdrawal, and will not affect the AWB or LWB. The following Tax-Qualified Distribution Programs are eligible:

      (1) distributions relating to this Contract intended to satisfy the required minimum distribution rules under Internal Revenue Code of 1986, as amended, ( "Code"), Code Section 401(a)(9) and the Treasury Regulations promulgated thereunder, as applicable, to a qualified retirement plan (Code Section 401), a tax-sheltered annuity (Code
            Section 403(b)), an individual retirement annuity (Code Section 408(b)), or an eligible deferred compensation plan (Code Section 457(b)), which required minimum distribution is calculated using the Uniform Life Table (described in Treasury Regulation Section 1.401(a)(9)-9, Q&A-2) and/or the Joint and Last Survivor Table (described in Treasury Regulation Section 1.401(a)(9)-9, Q&A-3), and for distributions where the employee (owner) dies before entire interest is distributed as described in Code Section 401(a)(9)(B)(iii) calculated using the Single Life Table (described in Treasury Regulation Section 1.401(a)(9)-9, Q&A-1), as appropriate, or as otherwise required to be calculated under the Code and the regulations thereunder;

      (2) distributions intended to satisfy the exception under Code Section 72(s)(2) to the required minimum distribution rules which apply after the death of the holder of a nonqualified annuity Contract provided under Code Section 72(s)(1) for certain amounts payable over the life, or over a period no longer than the remaining life expectancy, of the designated beneficiary relating to this Contract;

      (3) distributions intended to satisfy the exception under Code Section 72(t)(2)(A)(iv) from the 10% additional tax on early distributions from qualified retirement plans imposed by Code Section 72(t)(1) for certain amounts payable as part of a series of substantially equal periodic payments made for the life (or life expectancy) of the participant or the joint lives (or joint life

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            expectancies) of such participant and his designated beneficiary, provided, however, the amount of the substantially equal periodic payments must be calculated under the required minimum distribution method set forth in the Internal Revenue Service Notice 89-25, 1989-1 C.B. 662 in Q&A-12 as amended by Revenue Ruling 2002-62, 2002-2 C.B. 710, or as subsequently determined under the tax law (substantially equal periodic payments calculated under the fixed annuitization method or the fixed amortization method described in Q&A-12 of Notice 89-25 will NOT be considered a Tax-Qualified Distribution Program) relating to this Contract; or

      (4) distributions intended to satisfy the exception under Code Section 72(q)(2)(D) from the 10% additional tax on early distributions from nonqualified annuity Contracts imposed by Code Section 72(q)(1) for certain amounts payable as part of a series of substantially equal periodic payments made for the life (or life expectancy) of the taxpayer or the joint lives (or joint life expectancies) of such taxpayer and his designated beneficiary, provided, however, the amount of the substantially equal periodic payment must be calculated under the required minimum distribution method set forth in Internal Revenue Service Notice 89-25, 1989-1 C.B. 662 in Q&A-12 as amended by Notice 2004-15, 2004 -9 I.R.B. 526, or as subsequently determined under the tax law (substantially equal periodic payments calculated under the fixed annuitization method or the fixed amortization method described in Q&A-12 of Notice 89-25 will NOT be considered a Tax-Qualified Distribution Program) relating to this Contract.

Limitations on Tax-Qualified Distribution Programs:

You are subject to the following limitations if You enroll in a Tax-Qualified Distribution Program:

(1) You must enroll in the administrative program that We offer to make payments under each Tax-Qualified Distribution Program. If You do not enroll or if You cancel Your enrollment, You can continue to make withdrawals under this rider, however Your RBB, AWB and LWB will be calculated according to the sections of this rider entitled Annual Withdrawal Benefit (AWB), Lifetime Withdrawal Benefit (LWB) and Remaining Benefit Base (RBB) described above, and may be subject to a Partial Withdrawal Reduction.

(2) During the time between each Rider Effective Date Anniversary (a "Rider Year"), all withdrawals under Your Contract must be made pursuant to the Tax-Qualified Distribution Program. If during any Rider Year You take any additional withdrawals that are not made pursuant to the Program, You can continue to make withdrawals under this rider, however for the remainder of the Rider Year Your RBB, AWB and LWB will be calculated according to the sections of this rider entitled Annual Withdrawal Benefit (AWB), Lifetime Withdrawal Benefit (LWB) and Remaining Benefit Base (RBB) described above, and may be subject to a Partial Withdrawal Reduction.

(3) For purposes of this provision dealing with Tax-Qualified Distribution Program, such distributions will be determined as if the Contract under which this rider was issued were the only Contract subject to the above tax rules.

RESET OF THE RBB, AWB AND LWB

RBB RESET

On each Rider Effective Date Anniversary, We will automatically reset Your RBB, under our Automatic RBB Reset Program to an amount equal to 100% of the then Contract Value on the Rider Effective Date Anniversary subject to the maximum RBB of $5,000,000. We will not automatically reset Your RBB if the Contract Value on the Rider Effective Date Anniversary is less than Your current RBB, or, if You (You and Your spouse under the Joint Life Option) are over age 85. If the Rider Charge would increase at a particular reset, You will receive advance notice of the increase in the Rider Charge and be given

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the opportunity to opt out of the Automatic RBB Reset Program. You may elect to opt out of the Automatic RBB Reset Program by sending Your request in a written form acceptable to Us. We must receive Your request in Our Office by the [7th calendar day prior to] the Rider Effective Date Anniversary in order for the RBB not to be reset in that year and subsequent years. Your opt out election will remain in effect for the life of this rider unless You subsequently elect to opt back into the Automatic RBB Reset Program by sending Us Your request in writing in a form acceptable to Us. Your opt back in election will go into effect on the next Rider Effective Date Anniversary following Our receipt of Your request in Our Office.

AWB AND LWB RESET

Upon reset, the AWB and LWB will be recalculated as the greater of the a) AWB or LWB prior to the reset, or b) a percentage of the reset RBB value. The percentage will equal the percentage of the RBB (e.g. 5%) used in determining the initial AWB or LWB.

WHEN A PARTIAL WITHDRAWAL IS MADE AFTER A RESET

Whenever a partial withdrawal is made after a Reset, the recalculation of the RBB, AWB and LWB as described above will be modified by substituting the "most recent Reset Date Anniversary" in place of the "most recent Rider Effective Date Anniversary." The Reset Date Anniversary is defined as the yearly recurrence of the Reset Date.

CONTRACT VALUE REDUCES TO ZERO

If Your Contract Value reduces to zero for reasons other than You making 1) a withdrawal that exceeds Your AWB or LWB or 2) a full withdrawal of Your Contract Value, and the minimum Lifetime Income Age has already been reached, We will automatically begin paying You annual payments equal to the LWB as long as You (or You or Your spouse under the Joint Life Option) are alive, unless You elect to receive annual payments equal to the AWB as set forth below. Payments will be made once a year on each Rider Effective Date Anniversary beginning on the Rider Effective Date immediately following the date that the Contract value reduces to zero. Each payment will reduce the RBB by the amount of the payment. Alternatively, You have the option to elect in writing to instead receive annual payments equal to the current AWB, as of the date Your written election is received in good order at Our Office, until the RBB is depleted. Upon such election, We will begin paying You the AWB starting on the next Rider Effective Date Anniversary following the date Your written election is received in good order in Our Office.

If the Minimum Lifetime Income Age has not yet been reached and the RBB is greater than zero, We will automatically begin paying You annual payments equal to the AWB until the RBB is depleted.

All other rights under Your Contract cease, We will no longer accept subsequent Purchase Payments and no future resets will be allowed. All other optional endorsements are terminated without value.

Upon Your death (or You or Your spouse's death under the Joint Life Option) (the "Death") Your Beneficiary(s) will receive the following:

      1. Under the Single Life Option, the LWB will be set to $0.00 and the Beneficiary(s) will receive annual payments equal to the current AWB until the RBB is depleted. The death benefit and Enhanced Stepped-Up Provision Rider benefits under the Contract are cancelled. Upon the Beneficiary's death, the Beneficiary's estate or succeeding Beneficiary will continue to receive annual payments equal to the current AWB until the RBB is depleted. The rider terminates when the RBB is depleted and no additional benefits will be paid.

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      2.    Under the Joint Life Option, the terms of this rider continue and We will continue paying Your spouse annual payments equal to either the LWB or AWB as in effect at the time of Your death and the terms described above. The death benefit and Enhanced Stepped-Up Provision Rider benefits under the Contract are cancelled. Upon the spouse's death, the LWB will be set to $0.00 and the spousal beneficiary's estate or the successor beneficiary designated in accordance with Our procedures, as applicable, will receive annual payments equal to the current AWB until the RBB is depleted. Upon that Beneficiary's death, the Beneficiary's estate or succeeding Beneficiary will continue to receive annual payments equal to the current AWB until the RBB is depleted. The rider will terminate when the RBB is depleted and no additional benefits will be paid.

      3. Payments made under this "Contract value reduces to Zero" provision of this rider will be adjusted to the extent required so that upon the death of the owner, the RBB is paid out at regular intervals in non-increasing annual payments over a period no longer than permitted under Code Section 72(s) in the case of a rider made a part of a non-qualified Contract.

      4. For riders issued under a Contract that is issued to an Individual Retirement Account under Code Section 408(a), an Individual Retirement Annuity under Code Section 408(b), a Roth IRA annuity under Code Section 408A, a SIMPLE IRA annuity under Code Section 408(p) or any other annuity under an employer's retirement plan that is subject to the required minimum distribution rules under Code
            Section 401(a)(9), including the after-death distribution rules under Code Section 401(a)(9)(B) ("Qualified Contracts"), the payments under this provision of this rider will be adjusted as required to be paid out in a non-increasing annual payments over a period no longer than permitted under Code Section 401(a)(9).

Payments to the Beneficiary (or to the owner's estate on the death of the owner), or payments to the successor beneficiary (or to the Beneficiary's estate) in the case of the Beneficiary's death must be made beginning within twelve months of such death in each case and will be made at least as rapidly as under the payment method, if any, being used at the time of the death.

GUARANTEED PRINCIPAL OPTION

The Guaranteed Principal Option allows You to elect to receive an adjustment to Your Contract Value in lieu of continuing this rider. The adjustment is called the Guaranteed Principal Adjustment, and is equal to (a) minus (b) defined below:

(a) is Purchase Payments credited within 120 days of the Rider Effective Date reduced proportionately by the Percentage Reduction in the Contract Value attributable to any partial withdrawals taken.

      We compute the Percentage Reduction in Contract Value attributable to a partial withdrawal by dividing the dollar amount of the withdrawal plus any applicable Withdrawal Charges by the Contract Value immediately preceding such withdrawal. When We reduce a value proportionately by the Percentage Reduction in Contract Value attributable to a partial withdrawal We multiply that value by 1 minus the Percentage Reduction.

(b) is the Contract Value on the Rider Effective Date Anniversary immediately preceding exercise of the Guaranteed Principal Option.

The Guaranteed Principal Option may be exercised provided that (a) exceeds (b) as defined above.

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You may elect to exercise the Guaranteed Principal Option in a written form acceptable to Us within 30 days following any Rider Effective Date Anniversary on or after the tenth Rider Effective Date Anniversary. The Guaranteed Principal Adjustment will be made at the end of the 30-day window period after the Rider Effective Date Anniversary immediately preceding receipt of such notice.

The Guaranteed Principal Adjustment will be added to each applicable sub-account in the ratio that the Contract Value in such sub-account bears to the total Contract Value in all sub-accounts.

The Guaranteed Principal Adjustment will never be less than zero.

If the Guaranteed Principal Option is exercised, this Guaranteed Minimum Withdrawal Rider for Life will terminate on the date the Guaranteed Principal Adjustment is added to the Contract Value.

INVESTMENT LIMITATIONS AND RESTRICTIONS UNDER THIS RIDER

By electing this rider, You agree that Your Purchase Payment(s) must follow the conditions below. Additionally, You agree that Your Contract Value must remain allocated among certain investment options according to the limits described below. Any attempt by You to transfer Contract Value or add subsequent Purchase Payments that would violate the limits described below will not be accepted, or if accepted in error, will be reversed.

      1. You must allocate 100% of Your Contract Value or Purchase Payment(s) to one or more sub-accounts that We have classified as Class C sub-accounts that We determine at our sole discretion. We will notify You of these Class C sub-accounts in writing.

      2. You may not allocate any portion of Your Contract Value to the Fixed Account, if available.

We may limit or close certain investment options from eligibility under the rider for new transfers/Purchase Payments, and associated Purchase Payment Credits.

RIDER CHARGE

The charge for this rider is a daily charge equivalent to an annual charge of [0.75%] for riders that fall under the Single Life Option and [0.90%] for riders that fall under the Joint Life Option of the daily value of the underlying funds, subject to a Guaranteed Maximum Charge of 1.50%. The charge for this rider may change upon automatic reset; any change in the charge would be effective as the date of that reset. However, the rider charge will never exceed the Guaranteed Maximum Charge. The charge for this rider will be discontinued if Your Contract Value reduces to zero or this rider is terminated.

Contract Continuation by the Beneficiary

If the rider is issued under the Joint Life Option, and the Beneficiary is the surviving spouse of the owner at the date of the owner's death who continues the Contract as owner under the Spousal Continuation or Beneficiary Rider, if any, and this rider is effective at the time of continuation, then the same terms/conditions that applied to the owner under this rider would continue to apply to the surviving spouse. Upon this spousal Beneficiary's death as owner, if the surviving Beneficiary, if any, continues the Contract under the Beneficiary Rider continuation provisions than the LWB will be set to $0.00 and the Beneficiary may elect to receive, in lieu of receiving the death benefit or the Enhanced Stepped-Up Provision Rider benefits, annual payments equal to the current AWB until the RBB is depleted and no resets will be allowed. Payments will be made once a year on each Rider Effective Date Anniversary. Each payment will reduce the RBB by the amount of the payment. Upon the death of that Beneficiary who continued the Contract, such payments will continue to be made to that Beneficiary's estate (or to a successor beneficiary designated in accordance with Our procedures) until the RBB is exhausted

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If any Beneficiary under the Single Life Option, or a non-spousal Beneficiary under the Joint Life Option, continues the Contract under the Beneficiary Rider continuation provisions or under the Spousal Continuation Rider in the case of a spousal Beneficiary the LWB will be set to $0.00 and the Beneficiary may elect to receive annual payments equal to the current AWB until the RBB is depleted in lieu of any death benefit or the Enhanced Stepped-Up Provision Rider benefits and no resets will be allowed. Payments will be made once a year on each Rider Effective Date Anniversary and must begin in all cases within 12 months of the owner's death. Each payment will reduce the RBB by the amount of the payment. Upon the death of the Beneficiary who continued the Contract, such payments will continue to be made to that Beneficiary's estate until the RBB is exhausted (or to the person designated by that Beneficiary in accordance with Our procedures) at which time this rider ceases.

Payments made under this Continuation by the Beneficiary provision of this rider will be adjusted to the extent required so that upon the death of the owner (or upon the death of the Annuitant where the owner is not a natural person), the RBB is paid out at regular intervals in non-increasing annual payments over a period no longer than permitted under Code Section 72(s) in the case of a rider made a part of a non-qualified Contract.

For riders issued under a Qualified Contract, the payments under this Continuation by the Beneficiary provision of this rider must be paid out at regular intervals in non-increasing annual payments made over a period no longer than that permitted under Code Section 401(a)(9) and the regulations thereunder.

Payments to the Beneficiary or to the owner's estate on the death of the owner, or payments to the Beneficiary's estate (or to the successor beneficiary) in the case of the Beneficiary's death must be made beginning within twelve months of such death in each case and will be made at least as rapidly as under the payment method, if any, being used at the time of the death.

Effect on the Death Benefit

Upon the death of the owner or Annuitant, the death benefit amount will be determined under the death benefit provisions of the Contract unless the death benefit provisions otherwise terminate by reason of the Contract Value being reduced to zero under the other provisions of this rider. If the Beneficiary chooses to receive the death benefit under the Contract, this rider will terminate. However, if Your Contract provides for a death benefit amount that is the greatest of multiple benefits including the Adjusted Purchase Payment, the Adjusted Purchase Payment provision is deleted and replaced with "total Purchase Payments made to the Contract, less any prior withdrawals." In lieu of receiving the death benefit, if any, the Beneficiary may continue the contract and, in certain circumstances, this rider as described above under the "Contract Continuation by the Beneficiary" and "Contract Value Reduces to Zero" provisions. Note that if the Annuitant dies before the Covered Person(s), then this rider will terminate and the Beneficiary cannot continue this rider.

Under the Joint Life Option, if the spousal Beneficiary predeceases the owner, this rider continues and no death benefit is paid out; the owner may then name a new Beneficiary for the purposes of the death benefit provisions under the Contract, but not for purposes of this rider.

Notwithstanding anything in this rider to the contrary:

(a) in order to comply with section 72(s) of the Code, if this rider is purchased with respect to a non-qualified annuity contract, any death benefit paid out under the terms of this rider to a non-spousal Beneficiary upon the death of the owner (or to a payee other than the spouse of the Annuitant on the death of the Annuitant, where the Contract is owned by a non-natural person) (including payments made under the "Contract Continuation by the Beneficiary" provision, "Contract Value Reset to Zero" provision, and any other payments of the AWB and RBB otherwise made after a death) will be paid out in non-increasing annual installments over a period no longer than the remaining single life expectancy of the Beneficiary under the appropriate IRS life expectancy table under Code Section 72 and the regulation thereunder or as otherwise provided under the tax law for non-qualified annuities and under Code Section 72(s). Such payments must begin within 12 months of the date of death in all cases.

(b) Where the Beneficiary or other payee under paragraph (a) is not a natural person, such period may not extend beyond the fifth anniversary of the date of the death.

(c) If this rider is issued under a Qualified Contract and the death occurs on or after the Required Beginning Date of distributions to the participant under Code Section 401(a)(9), the period for the payments described in paragraph (a) above may not exceed the longer of: (i) the Beneficiary's or other payee's remaining life expectancy or (ii) the deceased Annuitant's remaining life expectancy in the year of his or her death, reduced by one for each calendar year thereafter.

(d) Where under other sections of this rider, any payment described in this section ("Effect on Death Benefits") is payable over a shorter period of time, required to begin at an earlier date, or would otherwise be paid more rapidly than under this section ("Effect on Death Benefit"), then such payment will be made under the terms of such other provision.

If annual payments must exceed the AWB in order to comply with these requirements, then these payments will not result in a Partial Withdrawal Reduction to the RBB and AWB as described in the RBB and AWB sections of this rider. Each withdrawal will reduce the RBB by the amount of the withdrawal, and will not affect the AWB.

RIDER TERMINATION

This rider will automatically terminate upon the earliest of:

      a)    the date You make a full withdrawal of Your Contract Value;

      b)    the date You apply all of Your Contract Value to an Annuity Option;

      c) death of the owner unless the Contract is continued as described under the "Contract Continuation by the Beneficiary provision" in this rider;

      d)    death of the Annuitant who is not a Covered Person;

      e) change of the owner, or joint owner, or spousal Beneficiary under the Joint Life Option for any reason;

      f)    election of the Guaranteed Principal Option; or

      g)    termination of the Contract to which this rider is attached.

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This rider will be interpreted and administered in accordance with Code Section
72(s) if it is made part of a non-qualified annuity Contract; and in accordance with Code Section 401(a)(9) (including Code Section 401(a)(9)(B)) and the regulations thereunder if made part of a Qualified Contract.

We reserve the right to amend this rider where necessary to comply with the Code (including, but not limited to Code Section 72(s) or Code Section 401(a)(9)).

                         THE TRAVELERS INSURANCE COMPANY

                             /s/ C. Robert Henrikson

                             C. Robert Henrikson
                             President and Chief Operating Officer